Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Wells Fargo & Company, related to the Wachovia Savings Plan, of (1) our reports dated February 25, 2008, with respect to the consolidated balance sheets of Wachovia Corporation and Subsidiaries (“Wachovia”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Form 8-K of Wells Fargo & Company dated October 30, 2008 (amended on Form 8-K/A filed November 21, 2008), and (2) our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Wachovia Savings Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. Our report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

/s/ KPMG LLP

Charlotte, North Carolina
January 2, 2009